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                                                                    Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of About.com, Inc. of our report dated January 20, 1999, except as to note 2(q) which is as of March 19, 1999, relating to the balance sheets as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, and the related financial statement schedule, which reports are included in the registration statements on Form S-1 dated March 26, 1999 (No. 333-69881) and October 29, 1999 (No. 333-88507)

/s/ KPMG LLP

KPMG LLP

New York, New York
November 23, 1999